Exhibit 14

ODYSSEY GROUP INTERNATIONAL, INC.
Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics covers basic principles to guide all Odyssey officers, directors, and employees, as well as representatives, consultants and agents in their dealings with or on behalf of Odyssey. If you violate the standards in this Code, you will be subject to disciplinary action up to and including termination of employment.

If you or someone you know are in a situation which you believe may violate or lead to a violation of this Code, please follow the guidelines described in Article VII.

ARTICLE I
HONESTY, ACCURACY, AND FAIR DEALING

You should act in good faith, responsibly, with due care, competence and diligence, without misrepresentation. Odyssey’s books, records, accounts and financial statements must accurately reflect transactions and relevant matters, and must conform both to legal requirements and to Odyssey’s system of internal controls.

You should deal fairly and honestly with Odyssey’s customers, suppliers, competitors and other team members. You should not steal proprietary information, possess trade secret information that was obtained without the owner’s consent, or induce disclosures of such information from past or present employees of other companies, nor should you take unfair advantage of anyone through misrepresentation, fraud, abuse of privileged information or any other unfair dealing practice.

ARTICLE II
COMPLIANCE WITH LAWS, RULES AND REGULATIONS

You must respect and obey the local, state, and national laws of the localities in which we operate. We encourage you to consult regularly with your supervisor regarding your compliance with laws, rules and regulations.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is prohibited to make illegal payments to government officials of any country.

As an Odyssey team member, you may have access to confidential information about Odyssey or companies with which we do business.  You are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To use confidential information for personal benefit or to “tip” others who might use the information for personal benefit or to make an investment decision is not only unethical but also illegal.  It is important to avoid even the appearance of impropriety.

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ARTICLE III
CONFLICTS OF INTEREST, CORPORATE OPPORTUNITIES, AND GIFTS

A “conflict of interest” exists when a person’s private interest interferes with the interests of Odyssey. Conflicts of interest may also arise when you or members of your family receive improper personal benefits as a result of your position with Odyssey. Loans to, or guarantees of obligations of, you or your family members may create conflicts of interest. Conflicts of interest may not always be clear-cut, so if you have a question, you should follow the guidelines described in Article VII.

You must not take for yourself an opportunity discovered through the use of Odyssey property, information or position. You may not use Odyssey property, information or position for improper personal gain, nor may you compete with Odyssey directly or indirectly. You owe a duty to Odyssey to advance its legitimate interests when the opportunity arises.

Although Odyssey generally relies on your good judgment when it comes to gifts, you are specifically prohibited from (a) accepting gifts for relatives, friends or other associates, or (b) accepting a cash gift at any time. If you receive a non-cash gift with a value in excess of two hundred fifty U.S. dollars ($250.00), or if you are in doubt about the value of a gift, you should report it to Odyssey’s Finance Department. Non-cash gifts may include benefits that you do not routinely think of as a “gift,” such as trips, concert or other event tickets, or social outings.  You may be required to turn over any such gifts to Odyssey.

ARTICLE IV
PROTECTION AND PROPER USE OF ODYSSEY RESOURCES

You are responsible for protecting Odyssey’s assets. Any suspected fraud, theft or misuse of Odyssey assets should be immediately reported to Odyssey in accordance with the guidelines described in Article VII. Your obligation to protect Odyssey’s assets extends to Odyssey’s property, products, and intellectual property including trademarks, trade secrets, patents, and copyrights, as well as business, marketing and service plans, manufacturing ideas, designs, records, and any unpublished data and reports.

Unless disclosure is authorized by Odyssey or required by law or regulation, you must hold and maintain confidential information in trust and confidence for the benefit of Odyssey and take reasonable security precautions and other actions necessary to ensure that there is no use or disclosure of confidential information in violation of these obligations. Confidential information includes all information relating to Odyssey that is not publicly available or that is treated by Odyssey as confidential, as well as all information provided to Odyssey by a customer or other third party with an expectation of confidentiality.

ARTICLE V
PUBLIC DISCLOSURES

As a publicly traded company, Odyssey is subject to laws and regulations that govern how and when we disclose information. Only Odyssey’s Chief Executive Officer, Chief Financial Officer, and a person authorized by one of them, is permitted to speak with investors or investment analysts about Odyssey, or to speak with the media about matters involving Odyssey’s financial condition, results of operations, future business prospects, or similar topics. General media relations should be coordinated by Odyssey’s Investor Relations Department. You should always refer news reporters, stock analysts or others seeking information about Odyssey to one of the individuals listed above or to Odyssey’s Investor Relations Department.

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Disclosures in securities filings and public communications should be complete, fair, accurate, timely and understandable. If you become aware of any information concerning (a) material defects in the disclosures made by Odyssey in its public filings; (b) significant deficiencies in the design or operation of internal controls; (c) any violation of this Code that involves management or other employees who have a significant role in Odyssey’s financial reporting, disclosures or internal controls; or (d) any material violation of the law or this Code, you should follow the guidelines described in Article VII.

ARTICLE VI
EMPLOYEE RELATIONS

Our goal is to make Odyssey an exciting and dynamic place to work, where all employees are given the opportunity to achieve their potential.  A crucial factor in reaching this goal is ensuring that Odyssey’s work environment is one that is safe and free of illegal discrimination or harassment of any kind. You should become familiar with Odyssey’s employment policies.

ARTICLE VII
COMPLIANCE PROCEDURES

If you have questions about this Code of Business Conduct and Ethics, or if you have concerns about conduct that you believe violates or may lead to a violation of this Code, it is important that you raise them through one of the channels described below. Please be assured that Odyssey does not allow retaliation against employees for good faith reports of misconduct.

•                  You are always encouraged to bring questions or concerns to your supervisor.  Management can only make appropriate decisions if fully informed; it will be helpful if you present as complete a picture as possible to your supervisor.  It is the responsibility of every supervisor to assist in resolving these questions or concerns.

•                  If you are more comfortable bringing your question or concern to a member of management who is not your supervisor, you are encouraged to contact any other member of management.

All employees are required to cooperate fully with any internal investigations of misconduct.

ARTICLE VIII
ADMINISTRATION AND ENFORCEMENT

The Board of Directors is responsible for the administration and enforcement of this Code of Business Conduct and Ethics, but may delegate its responsibility to a committee of the Board. The Board shall take reasonable steps to monitor and audit compliance with the Code and to ensure that the Code continues to comply with all applicable rules and regulations.

Any waiver of this Code for an executive officer or director must be approved by the Board of Directors and will be promptly disclosed as required by law or regulation. Any waiver for any other employee, representative, consultant or agent must be approved by the Board, the Chief Executive Officer, or the Chief Financial Officer.

This Code of Business Conduct and Ethics was adopted by the Board of Directors on October 17, 2019. Amendments or changes to this Code may only be made by the Board.

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